Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal 2023 Fourth Quarter Results

Oxford, CT – May 19, 2023 – RBC Bearings Incorporated (NYSE: RBC, RBCP), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal 2023.

Key Highlights

●	Fourth quarter net sales of $394.4 million increased 9.9% over last year.

●	Full year net sales of $1,469.3 million increased 55.8%, increase of 11.5% excluding Dodge.

●	Fourth quarter net income as a percentage of net sales of 12.5% vs 8.8% last year; Adjusted EBITDA as a percentage of net sales of 30.7% vs 29.1% last year.

●	Full year net income as a percentage of net sales of 11.3% vs 5.8% last year; Adjusted EBITDA as a percentage of net sales of 29.5% vs 28.3% last year.

●	Term loan principal reduction of $70.0 million in the fourth quarter; $400.0 million from November 1, 2021 to April 1, 2023.

Fourth Quarter Financial Highlights

	Fiscal 2023		Fiscal 2022		% Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$394.4		$358.9		9.9%
Gross margin	$166.5	$166.6	$137.5	$144.3	21.0%	15.4%
Gross margin %	42.2%	42.2%	38.3%	40.2%
Operating income	$86.1	$88.6	$59.3	$71.9	45.1%	23.3%
Operating income %	21.8%	22.5%	16.5%	20.0%
Net income	$49.2	$67.7	$31.5	$61.7	56.2%	9.7%
Net income attributable to common stockholders	$43.4	$61.9	$25.7	$56.0	68.7%	10.6%
Diluted EPS attributable to common stockholders	$1.49	$2.13	$0.89	$1.93	67.4%	10.4%

(1)	Results exclude items in reconciliation below.

Twelve Month Financial Highlights

	Fiscal 2023		Fiscal 2022		% Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$1,469.3		$942.9		55.8%
Gross margin	$604.8	$604.9	$357.1	$371.8	69.4%	62.7%
Gross margin %	41.2%	41.2%	37.9%	39.4%
Operating income	$293.0	$304.6	$121.1	$168.0	141.9%	81.2%
Operating income %	19.9%	20.7%	12.8%	17.8%
Net income	$166.7	$240.5	$54.7	$163.8	204.6%	46.9%
Net income attributable to common stockholders	$143.8	$217.6	$42.7	$151.8	236.6%	43.4%
Diluted EPS attributable to common stockholders	$4.94	$7.48	$1.56	$5.56	216.7%	34.5%

(1)	Results exclude items in reconciliation below.

“We are pleased with our fourth quarter results, which contributed to a record-setting year for RBC,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our net sales exceeded our expectations in the quarter as we continued to experience strong growth in both our Industrial and Aerospace/Defense segments. As we look ahead to fiscal 2024, our focus remains on delivering sustainable growth as we continue to navigate through a dynamic macro environment.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2023 were $394.4 million, an increase of 9.9% from $358.9 million in the fourth quarter of fiscal 2022. Net sales for our Industrial segment increased 7.4%, while net sales for our Aerospace/Defense segment increased 16.0%. Gross margin for the fourth quarter of fiscal 2023 was $166.5 million compared to $137.5 million for the same period last year.

SG&A for the fourth quarter of fiscal 2023 was $59.6 million, an increase of $5.1 million from $54.5 million for the same period last year. As a percentage of net sales, SG&A was 15.1% for the fourth quarter of fiscal 2023 compared to 15.2% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2023 totaled $20.7 million compared to $23.7 million for the same period last year. For the fourth quarter of fiscal 2023, other operating expenses included $17.7 million of amortization of intangible assets, $2.5 million of restructuring costs associated with our South Carolina operations, and $0.5 million of other items. For the fourth quarter of fiscal 2022, other operating expenses included $17.2 million of amortization of intangible assets, $5.7 million of costs associated with the Dodge acquisition, and $0.8 million of other items.

Operating income for the fourth quarter of fiscal 2023 was $86.1 million compared to $59.3 million for the same period last year. Excluding approximately $2.6 million of restructuring costs associated with our South Carolina operations offset by a $0.1 million acquisition-related costs adjustment, adjusted operating income for the fourth quarter of fiscal 2023 was $88.6 million; excluding approximately $12.5 million of acquisition costs associated with the Dodge acquisition, adjusted operating income for the fourth quarter of fiscal 2022 was $71.9 million. Adjusted operating income as a percentage of net sales was 22.5% for the fourth quarter of fiscal 2023 compared to 20.0% for the same period last year.

Interest expense, net, was $21.7 million for the fourth quarter of fiscal 2023 compared to $13.6 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2023 was $11.2 million compared to $14.1 million for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2023 was 18.5% compared to 30.9% for the same period last year. The fiscal 2023 fourth quarter income tax expense included $0.4 million of tax benefits from stock-based compensation and $1.5 million of other items. Income tax expense for the fourth quarter of fiscal 2022 included $0.1 million of tax benefits from stock-based compensation and $0.6 million of discrete tax benefit primarily due to a decrease in the reserves for unrecognized tax positions resulting from the expiration of a statute of limitations. The tax rate for the fourth quarter of fiscal 2022 was negatively impacted by the inclusion of certain pre-tax acquisition-related charges that were not deductible for tax purposes.

Net income for the fourth quarter of fiscal 2023 was $49.2 million compared to $31.5 million for the same period last year. On an adjusted basis, net income was $67.7 million for the fourth quarter of fiscal 2023 compared to $61.7 million for the same period last year. Net income attributable to common stockholders for the fourth quarter of fiscal 2023 was $43.4 million compared to $25.7 million for the same period last year. On an adjusted basis, net income attributable to common stockholders for the fourth quarter of fiscal 2023 was $61.9 million compared to $56.0 million for the same period last year.

Diluted EPS attributable to common stockholders for the fourth quarter of fiscal 2023 was $1.49 compared to $0.89 for the same period last year. On an adjusted basis, diluted EPS attributable to common stockholders was $2.13 for the fourth quarter of fiscal 2023 compared to $1.93 for the same period last year.

Backlog as of April 1, 2023 was $663.8 million compared to $603.1 million as of April 2, 2022 and $613.6 million as of December 31, 2022.

Pension Settlement

On March 30, 2023, the Company was able to reduce its liability with the Roller Bearing Company of America, Inc. Union Pension Plan by executing a non-participating Single Group Premium Annuity Contract with American United Life Insurance Company (“AUL”), a OneAmerica Company. The Contract transfers the burden of making future benefit payments for transferring annuitants to AUL in return for a fixed one-time premium. The annuitants were primarily comprised of retirees and vested participants who had been terminated. As a result of this pension settlement, pension plan assets decreased by $15.6 million, the projected benefit obligation decreased by $15.6 million, and the Company recognized a settlement loss of $4.3 million, included in other non-operating expense/(income). The Company ended the year with a $4.9 million over-funded status on the pension plan.

Outlook for the First Quarter Fiscal 2024

The Company expects net sales to be approximately $380.0 million to $390.0 million in the first quarter of fiscal 2024, compared to $354.1 million last year, a growth rate of 7.3% to 10.1%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, May 19th, 2023 at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13738563. An audio replay of the call will be available from 2:00 p.m. ET May 19th, 2023, until 2:00 p.m. ET June 2nd, 2023. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13738563. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of acquisition-related fair value adjustments to inventory, and inventory rationalization costs associated with restructuring and consolidation efforts. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, the COVID-19 pandemic, geopolitical factors, future levels of aerospace/defense and industrial market activity, future financial performance, our debt level, the integration of the Dodge acquisition, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, our ability to meet our debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K/A. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
	2023	2022	2023	2022
Net sales	$394,422	$358,879	$1,469,294	$942,937
Cost of sales	228,010	221,393	864,543	585,869
Gross margin	166,412	137,486	604,751	357,068

Operating expenses:
Selling, general and administrative	59,561	54,466	229,690	167,603
Other, net	20,747	23,678	82,078	68,371
Total operating expenses	80,308	78,144	311,768	235,974

Operating income	86,104	59,342	292,983	121,094

Interest expense, net	21,663	13,573	76,695	41,510
Other non-operating expense	4,120	195	6,610	834
Income before income taxes	60,321	45,574	209,678	78,750
Provision for income taxes	11,166	14,096	43,019	24,040
Net income	49,155	31,478	166,659	54,710
Preferred stock dividends	5,750	5,750	22,936	12,011
Net income attributable to common stockholders	$43,405	$25,728	$143,723	$42,699

Net income per common share attributable to common stockholders:
Basic	$1.51	$0.90	$5.00	$1.58
Diluted	$1.49	$0.89	$4.94	$1.56

Weighted average common shares:
Basic	28,822,172	28,645,468	28,764,092	26,946,355
Diluted	29,132,950	28,971,766	29,072,429	27,311,029

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Reported gross margin	$166,412	$137,486	$604,751	$357,068
Inventory step-up	-	6,826	-	13,803
Restructuring and consolidation	190	-	190	929
Adjusted gross margin	$166,602	$144,312	$604,941	$371,800

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to Adjusted Operating Income:	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Reported operating income	$86,104	$59,342	$292,983	$121,094
Inventory step-up	-	6,826	-	13,803
Transaction and related costs	6	1,024	79	22,598
Transition services	(114)	4,678	8,831	8,003
Restructuring and consolidation	2,643	-	2,660	2,544
Adjusted operating income	$88,639	$71,870	$304,553	$168,042

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Net Income to Adjusted Net Income Attributable to Common Stockholders:	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Reported net income	$49,155	$31,478	$166,659	$54,710
Inventory step-up	-	6,826	-	13,803
Transaction and related costs	6	1,024	79	40,144
Transition services	(114)	4,678	8,831	8,003
Restructuring and consolidation	2,643	-	2,660	2,544
Pension settlement	4,317	-	4,317	-
Foreign exchange translation loss/(gain)	-	33	(417)	126
M&A related amortization	16,278	16,357	65,110	31,956
Stock compensation expense	2,965	4,395	14,012	32,894
Amortization of deferred finance fees	1,044	1,330	7,208	2,315
Tax impact of adjustments and other tax matters	(8,600)	(4,389)	(27,962)	(22,730)
Adjusted net income	$67,694	$61,732	$240,497	$163,765

Preferred stock dividends	5,750	5,750	22,936	12,011

Adjusted net income attributable to common stockholders	$61,944	$55,982	$217,561	$151,754

Adjusted net income per common share attributable to common stockholders:
Basic	$2.15	$1.95	$7.56	$5.63
Diluted	$2.13	$1.93	$7.48	$5.56

Weighted average common shares:
Basic	28,822,172	28,645,468	28,764,092	26,946,355
Diluted	29,132,950	28,971,766	29,072,429	27,311,029

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
Reconciliation of Reported Net Income to Adjusted EBITDA:	2023	2022	2023	2022
Reported net income	$49,155	$31,478	$166,659	$54,710
Interest expense, net	21,663	13,573	76,695	41,510
Provision for income taxes	11,166	14,096	43,019	24,040
Stock compensation expense	2,965	4,395	14,012	32,894
Depreciation and amortization	29,544	28,177	115,355	65,532
Other non-operating expense	(197)	195	2,293	834
Inventory step-up	-	6,826	-	13,803
Transaction and related costs	6	1,024	79	22,598
Transition services	(114)	4,678	8,831	8,003
Restructuring and consolidation	2,643	-	2,660	2,544
Pension settlement	4,317	-	4,317	-
Adjusted EBITDA	$121,148	$104,442	$433,920	$266,468

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
Selected Financial Data:	2023	2022	2023	2022
Cash provided by operating activities	$71,428	$46,867	$220,686	$180,293

Capital expenditures	$12,423	$7,998	$42,000	$29,759

Total debt			$1,395,043	$1,688,341

Cash and marketable securities			$65,379	$182,862

Total debt minus cash and marketable securities			$1,329,664	$1,505,479

Repurchase of common stock			$7,763	$8,526

Backlog			$663,830	$603,090

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
Segment Data, Net External Sales:	2023	2022	2023	2022
Aerospace and defense segment	$121,828	$104,985	$430,307	$381,468
Industrial segment	272,594	253,894	1,038,987	561,469
Total net external sales	$394,422	$358,879	$1,469,294	$942,937

FY2024 Q1 Outlook - Modeling Items:
Net sales	$380,000-$390,000
Gross margin (as a percentage of net sales)	41.00%-41.50%
SG&A (as a percentage of net sales)	15.75%-16.00%
Interest expense, net	$20,000-$21,000
Preferred stock dividends	$5,750